                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934



                                 Teligent, Inc.
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                                (Name of Issuer)

                 Class A Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    87959Y103
                   ------------------------------------------
                                 (CUSIP Number)
                                 March 21, 2002
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [_] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [_] Rule 13d-1(d)

                               Page 1 of 14 pages

Cusip No. 87959Y103                  13G



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1.   Name of Reporting Persons: Carlyle-LCC Investors I, L.P.
I.R.S. Identification Nos. of above persons (entities only): 54-1686945

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [_]

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     (b) [X]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization: Delaware

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                      5.  Sole Voting Power        -0-

                      ----------------------------------------------------------
Number Of Shares      6.  Shared Voting Power      1,216,103
Beneficially Owned
By Each Reporting     ----------------------------------------------------------
Person With           7.  Sole Dispositive Power   -0-

                      ----------------------------------------------------------
                      8.  Shared Dispositive Power 1,216,103

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
     1,216,103

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions): [_] N/A

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11): 2.9%

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12.  Type of Reporting Person (See Instructions): PN

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                               Page 2 of 14 pages

Cusip No. 87959Y103                  13G



--------------------------------------------------------------------------------
1.   Name of Reporting Persons: Carlyle-LCC Investors II, L.P.
I.R.S. Identification Nos. of above persons (entities only): 54-1686946

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [_]

--------------------------------------------------------------------------------
     (b) [X]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization: Delaware

--------------------------------------------------------------------------------
                      5.  Sole Voting Power        -0-

                      ----------------------------------------------------------
Number Of Shares      6.  Shared Voting Power      875,546
Beneficially Owned
By Each Reporting     ----------------------------------------------------------
Person With           7.  Sole Dispositive Power   -0-

                      ----------------------------------------------------------
                      8.  Shared Dispositive Power 875,546

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
     875,546

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions): [_] N/A

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11): 2.1%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions): PN

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                               Page 3 of 14 pages

Cusip No. 87959Y103                  13G



--------------------------------------------------------------------------------
1.   Name of Reporting Persons: Carlyle-LCC Investors III, L.P.
I.R.S. Identification Nos. of above persons (entities only): 54-1686947

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [_]

--------------------------------------------------------------------------------
     (b) [X]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization: Delaware

--------------------------------------------------------------------------------
                      5.  Sole Voting Power        -0-

                      ----------------------------------------------------------
Number Of Shares      6.  Shared Voting Power      486,381
Beneficially Owned
By Each Reporting     ----------------------------------------------------------
Person With           7.  Sole Dispositive Power   -0-

                      ----------------------------------------------------------
                      8.  Shared Dispositive Power 486,381

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
     486,381

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions): [_] N/A

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11): 1.1%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions): PN

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                               Page 4 of 14 pages

Cusip No. 87959Y103                  13G



--------------------------------------------------------------------------------
1.   Name of Reporting Persons: Carlyle-LCC Investors IV(E), L.P.
I.R.S. Identification Nos. of above persons (entities only): 54-1686949

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [_]

--------------------------------------------------------------------------------
     (b) [X]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization: Delaware

--------------------------------------------------------------------------------
                      5.  Sole Voting Power        -0-

                      ----------------------------------------------------------
Number Of Shares      6.  Shared Voting Power      1,178,228
Beneficially Owned
By Each Reporting     ----------------------------------------------------------
Person With           7.  Sole Dispositive Power   -0-

                      ----------------------------------------------------------
                      8.  Shared Dispositive Power 1,178,228

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
     1,178,228

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions): [_] N/A

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11): 2.8%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):
     PN

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                               Page 5 of 14 pages

Cusip No. 87959Y103                  13G



--------------------------------------------------------------------------------
1.   Name of Reporting Persons: TC Group, L.L.C.
I.R.S. Identification Nos. of above persons (entities only): 54-1686957

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [_]

--------------------------------------------------------------------------------
     (b) [X]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization: Delaware

--------------------------------------------------------------------------------
                      5.  Sole Voting Power        -0-

                      ----------------------------------------------------------
Number Of Shares      6.  Shared Voting Power      3,756,258
Beneficially Owned
By Each Reporting     ----------------------------------------------------------
Person With           7.  Sole Dispositive Power   -0-

                      ----------------------------------------------------------
                      8.  Shared Dispositive Power 3,756,258

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
     3,756,258

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions): [_] N/A

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11): 8.8%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):
     OO (Limited Liability Company)

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                               Page 6 of 14 pages

Cusip No. 87959Y103                  13G



--------------------------------------------------------------------------------
1.   Name of Reporting Persons: TCG Holdings, L.L.C.
I.R.S. Identification Nos. of above persons (entities only): 54-1686011

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [_]

--------------------------------------------------------------------------------
     (b) [X]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization: Delaware

--------------------------------------------------------------------------------
                      5.  Sole Voting Power        -0-

                      ----------------------------------------------------------
Number Of Shares      6.  Shared Voting Power      3,756,258
Beneficially Owned
By Each Reporting     ----------------------------------------------------------
Person With           7.  Sole Dispositive Power   -0-

                      ----------------------------------------------------------
                      8.  Shared Dispositive Power 3,756,258

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
     3,756,258

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions): [_] N/A

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11): 8.8%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):
     OO (Limited Liability Company)

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                               Page 7 of 14 pages

Cusip No. 87959Y103                    13G


Item 1.

  (a)  Name of Issuer:

Teligent, Inc.

  (b)  Address of Issuer's Principal Executive Offices:
8065 Leesburg Pike, Vienna, VA  22182

Item 2.

  (a)  Name of Person Filing:
Carlyle-LCC Investors I, L.P., a Delaware limited partnership

Carlyle-LCC Investors II, L.P., a Delaware limited partnership

Carlyle-LCC Investors III, L.P., a Delaware limited partnership

Carlyle-LCC Investors IV (E), L.P., a Delaware limited liability company

TC Group, L.L.C., a Delaware limited liability company

TCG Holdings, L.L.C., a Delaware limited liability company.

  (b) Address of Principal Business Office or, if none, Residence: c/o The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Suite 220 South

Washington, D.C. 20004-2505.

  (c)  Citizenship:

Carlyle-LCC Investors I, L.P., a Delaware limited partnership

Carlyle-LCC Investors II, L.P., a Delaware limited partnership

Carlyle-LCC Investors III, L.P., a Delaware limited partnership

Carlyle-LCC Investors IV (E), L.P., a Delaware limited liability company

TC Group, L.L.C., a Delaware limited liability company

TCG Holdings, L.L.C., a Delaware limited liability company.

  (d)  Title of Class of Securities:

         Class A Common Stock, par value $.01 per share

  (e)  CUSIP Number:
         87959Y103

Item 3. If this statement is filed pursuant to (S)(S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

                               Page 8 of 14 pages

Cusip No. 87959Y103                    13G



Item 4.   Ownership


                                                                                                  Sole power to    Shared power to
                                    Amount       Percent of     Sole power to   Shared power to   dispose or to    dispose or to
                                 beneficially    class:         vote or direct  vote or to direct direct the       direct the
Reporting Person:                   owned:                      the vote:       the vote:         disposition of:  disposition of:

-----------------------------------------------------------------------------------------------------------------------------------
TCG Holdings, L.L.C.              3,756,258         8.8%           0           3,756,258             0             3,756,258
-----------------------------------------------------------------------------------------------------------------------------------
TC Group, L.L.C.                  3,756,258         8.8%           0           3,756,258             0             3,756,258
-----------------------------------------------------------------------------------------------------------------------------------
Carlyle-LCC Investors IV (E),     1,178,228         2.8%           0           1,178,228             0             1,178,228
L.P.
-----------------------------------------------------------------------------------------------------------------------------------
Carlyle-LCC Investors III,          486,381         1.1%           0             486,381             0               486,381
L.P.
-----------------------------------------------------------------------------------------------------------------------------------
Carlyle-LCC Investors II, L.P.      875,546         2.1%           0             875,546             0               875,546
-----------------------------------------------------------------------------------------------------------------------------------
Carlyle-LCC Investors I, L.P.     1,216,103         2.9%           0           1,216,103             0             1,216,103
-----------------------------------------------------------------------------------------------------------------------------------

     Each of the entities listed below is the record owners of the number of shares of Class A Common Stock, par value $0.01 per share, of Teligent, Inc. (the "Common Stock") set forth opposite such entities name below:

Record Holders                                        Shares Held of Record
--------------                                        ---------------------
Carlyle-LCC Investors I, L.P.                                    1,216,103

Carlyle-LCC Investors II, L.P.                                     875,546

Carlyle-LCC Investors III, L.P.                                    486,381

Carlyle-LCC Investors IV (E), L.P.                               1,178,228

     TC Group, L.L.C. is the sole general partner of Carlyle-LCC Investors I, L.P., Carlyle-LCC Investors II, L.P., Carlyle-LCC Investors III, L.P., and Carlyle-LCC Investors IV (E), L.P. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. Accordingly, TC Group, L.L.C. and TCG Holdings, L.L.C. each may be deemed to be a beneficial owner of the shares of Common Stock owned of record by each of Carlyle-LCC Investors I, L.P., Carlyle-LCC Investors II, L.P., Carlyle-LCC Investors III, L.P., and Carlyle-LCC Investors IV(E), L.P.

     William E. Conway, Jr., Daniel A D'Aniello and David M. Rubenstein are managing members (the "TCG Holdings Managing Members") of TCG Holdings, L.L.C. and, in such capacity, may be deemed to share beneficial ownership of shares of Common Stock beneficially owned by TCG Holdings, L.L.C. Such individuals expressly disclaim any such beneficial ownership. Each of the TCG Holdings Managing Members is a citizen and resident of the United States.

Item 5. Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not Applicable.

                               Page 9 of 14 pages

Cusip No. 87959Y103                   13G

Item 8    Identification and Classification of Members of the Group

Not Applicable.

Item 9.   Notice of Dissolution of Group

Not Applicable.

Item 10.  Certification

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 10 of 14 pages

Cusip No. 87959Y103                    13G

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 1, 2002

                            CARLYLE-LCC INVESTORS I, L.P.

                                 By:    TC Group, L.L.C., its General Partner

                                 By:    /s/ Daniel D'Aniello
                                        _____________________
                                 Name:  Daniel D'Aniello
                                        ___________________
                                 Title: Managing Director
                                        __________________

                            CARLYLE-LCC INVESTORS II, L.P.

                                 By:    TC Group, L.L.C., its General Partner

                                 By:    /s/ Daniel D'Aniello
                                        _____________________
                                 Name:  Daniel D'Aniello
                                        ___________________
                                 Title: Managing Director

                            CARLYLE-LCC INVESTORS III, L.P.

                                 By:    TC Group, L.L.C., its General Partner

                                 By:    /s/ Daniel D'Aniello
                                        _____________________
                                 Name:  Daniel D'Aniello
                                        ___________________
                                 Title: Managing Director

                            CARLYLE-LCC INVESTORS IV (E), L.P.

                                 By:    TC Group, L.L.C., its General Partner

                                 By:    /s/ Daniel D'Aniello
                                        _____________________
                                 Name:  Daniel D'Aniello
                                        ___________________
                                 Title: Managing Director

                            TC GROUP, L.L.C.

                                 By:   TCG Holdings, L.L.C., its Managing Member

                                 By:    /s/ Daniel D'Aniello
                                        _____________________
                                 Name:  Daniel D'Aniello
                                        ___________________
                                 Title: Managing Director

                            TCG HOLDINGS, L.L.C.

                                 By:    /s/ Daniel D'Aniello
                                        _____________________
                                 Name:  Daniel D'Aniello
                                        ___________________
                                 Title: Managing Director

                               Page 11 of 14 pages

Cusip No. 87959Y103                   13G

                                LIST OF EXHIBITS

Exhibit A    Joint Filing Agreement

                               Page 12 of 14 pages